Exhibit 23.1
Watson Laboratories Caribe, Inc.
1165(e) Plan
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (No. 333-102285) on Form S-8 of Watson Pharmaceuticals, Inc. of our report dated June 23, 2009, with respect to the financial statements and supplemental schedule of the Watson Laboratories Caribe, Inc. 1165(e) as of December 31, 2008 and 2007 and for each of the years in the two year period ended December 31, 2008, included in this annual report on Form 11-K.
/s/ Moss Adams LLP
Irvine, CA
June 23, 2009